ETFS Trust 485BPOS

EXHIBIT A

ETFS Bloomberg All Commodity Strategy K-1 Free ETF

ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF

ETFS Bloomberg Agriculture Commodity Strategy K-1 Free ETF

ETFS Bloomberg Energy Commodity Strategy K-1 Free ETF

ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF